Exhibit 10.3

April 17, 2019

Ms. Linda Huber

[ADDRESS]

Dear Linda:

I am pleased to extend to you a formal offer of employment at MSCI Inc. (“MSCI” or the “Firm”). Those of us who have had the opportunity to meet with you are very excited about your joining our team. Your position will be that of Chief Financial Officer and Treasurer of MSCI Inc., subject to approval of the Board of Directors of MSCI.  In this position, you will work in the New York office, be an Executive Officer and member of the Firm’s Executive Committee reporting directly to Henry Fernandez, Chairman and Chief Executive Officer.  Your anticipated start date is May 6, 2019.  You will be indemnified by the Firm in accordance with the Firm’s by-laws for your services to and on behalf of the Firm and will be covered by directors’ and officers’ liability insurance to the same extent as other executive officers of the Firm are so covered.

The details of our offer are as follows:

1.	Compensation. Your target compensation will consist of the following components:

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Base Salary:  Your annual base salary will be $650,000, prorated from the date you commence employment and paid in semi-monthly installments. You will be eligible for an adjustment to your base salary beginning in January 2020 and review for adjustment each year thereafter.

•

Annual Incentive Plan (AIP):  You will be eligible to participate in MSCI’s Annual Incentive Plan (AIP) with a bonus target of $950,000 prorated for 2019 based on the date you commence employment.  Actual AIP payments will be based on the achievement of specific annual metrics and goals aligned with your role.

•	70% of your AIP bonus is formulaic and based on specific MSCI financial metrics approved by the Board and aligned to your role. These metrics will be reviewed annually.

•	30% of your AIP bonus is discretionary and tied to the attainment of key performance indicators (KPIs) goals and your performance as a leader and manager.

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Payments, if any, under the Annual Incentive Plan are not guarantees or commitments to pay and are subject to the Firm’s performance as well as your individual performance as determined by management and the Board. All Annual Incentive Plan payments are contingent upon satisfactory performance and conduct and you must remain employed through the payment date.

•

Long- Term Incentive Plan:  You will be eligible to receive a discretionary equity award pursuant to MSCI’s Long Term Incentive Plan (LTIP).  You will be eligible for your first annual LTIP award on your hire date.

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Your LTIP target is $1,800,000 (without proration). The design of your LTIP will be aligned to other Executive Committee members with the same mix of equity vehicles, terms and performance period. Equity awards, if any, will be made pursuant to the terms of the applicable plan and are governed by such plan and applicable grant agreements approved by the Board.

•	Your 2019 LTIP award will be structured as follows:

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$360,000 (20% of LTIP value) in Restricted Stock Units (RSUs).  The number of RSUs you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the trading day prior to your hire date. Your RSU award will vest in three equal installments on each of the first three anniversaries of your hire date. Unvested RSUs are eligible for Dividend Equivalent payments that will be paid as soon as administratively possible after the Dividend payment date through payroll.

▪

$900,000 (50% of LTIP value) in 3-Year Performance Stock Units (3-Year PSUs). The target number of 3-Year PSUs that will be awarded to you will be determined by dividing the target value of your award by the fair value of a PSU as of the grant date using the closing price of MSCI common stock on the trading day prior to your hire date. The fair value of the award will be determined by a third party using standard valuation models. Unvested PSUs are eligible for Dividend Equivalent payments when they vest. The accumulated Dividend Equivalents will be performance adjusted and paid through payroll as soon as administratively possible after the Board certifies the performance of the PSUs.

The 3-Year PSUs will pay out based on MSCI’s absolute total shareholder return compounded annual growth rate (“TSR CAGR”) during the performance period (i.e., the growth of MSCI’s stock price plus re-invested dividends).  The table below sets forth the TSR CAGR adjustment percentage for the 3-Year PSUs.

TSR CAGR (%)	Adjustment Percentage (%)
30.00 (maximum)	300
20.00	200
10.00 (target)	100
9.00	50
8.00 (threshold)	25
< 8.00	0

▪

$540,000 (30% of LTIP value) in 5-Year Performance Stock Units (5-Year PSUs). The target number of 5-Year PSUs that will be awarded to you will be determined by dividing the target value of your award by the fair value of a PSU as of the grant date using the closing price of MSCI common stock on the trading day prior to your hire date. The fair value of the award will be determined by a third party using standard valuation models. Unvested PSUs are eligible for Dividend Equivalent payments when they vest. The accumulated Dividend Equivalents will be performance adjusted and paid through payroll as soon as administratively possible after the Board certifies the performance of the PSUs.

The 5-Year PSUs will pay out based on MSCI’s absolute TSR CAGR during the performance period (i.e., the growth of MSCI’s stock price plus re-invested dividends).  The table below sets forth the TSR CAGR adjustment percentage for the 5-Year PSUs.

TSR CAGR (%)	Adjustment Percentage (%)
20.00 (maximum)	200
15.00	150
12.50 (target)	100
10.00	50
< 10.00	0

All LTIP payments are contingent upon your remaining employed through the vesting dates, unless you terminate employment due to death or disability or involuntary termination without cause and are subject to your compliance with the restrictions, terms, and conditions of the award and plan provisions (including, without limitation, the cancellation provisions).

Any equity awards and other incentive compensation that you may receive from MSCI will contain restrictive covenants with respect to non-competition, non-solicitation, non-hire, non-disparagement, notice requirements and other restrictions that you must comply with, including after any resignation or termination of your employment with MSCI.  Please refer to Exhibit B of the form equity awards provided to you in your offer package for the terms and conditions of the restrictive covenants.

All payments are subject to applicable withholdings and deductions and you are responsible for payment of any applicable taxes that are not withheld.  If any provision of this offer letter fails to satisfy the requirements of Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable hereunder before the date of payment, or to incur interest or additional tax pursuant to Section 409A, MSCI reserves the right to reform such provision; provided that MSCI shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A.

2.

Sign-on Long-Term Incentive Award. On your hire date, you will be granted a Long-Term Incentive award with a grant date value of $1,000,000. Equity awards will be made pursuant to the terms of the applicable plan and are governed by such plan and applicable grant agreements approved by the Board.

•	Your Sign-on Long-Term Incentive Award will be structured as follows:

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$500,000 in Restricted Stock Units (RSUs).  The number of RSUs you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the trading day prior to your hire date. Your RSU award will vest 100% on the third anniversary of your hire date. Unvested RSUs are eligible for Dividend Equivalent payments that will be paid as soon as administratively possible after the Dividend payment date through payroll.

•

$500,000 in 3-Year Performance Stock Units (3-Year PSUs). The target number of 3-Year PSUs that will be awarded to you will be determined by dividing the target value of your award by the fair value of a PSU as of the grant date using the closing price of MSCI common stock on the trading day prior to your hire date. The fair value of the award will be determined by a third party using standard valuation models. Unvested PSUs are eligible for Dividend Equivalent payments when they vest. The accumulated Dividend Equivalents will be performance adjusted and paid through payroll as soon as administratively possible after the Board certifies the performance of the PSUs.

The 3-Year PSUs will pay out based on MSCI’s absolute TSR Compounded Annual Growth Rate (CAGR) during the performance period (i.e., the growth of MSCI’s stock price plus re-invested dividends).  The table below sets forth the TSR CAGR adjustment percentage for the 3-Year PSUs.

TSR CAGR (%)	Adjustment Percentage (%)
30.00 (maximum)	300
20.00	200
10.00 (target)	100
9.00	50
8.00 (threshold)	25
< 8.00	0

3.

Severance.  As a member of the Executive Committee, in the event of an involuntary not-for-cause termination, you are eligible for lump sum payment equal to one times the sum of annual base salary and target bonus plus a prorated cash bonus for the year of termination. Based on the current terms of LTIP awards, all unvested equity will generally vest pro rata based on the terms of the award agreements.

4.

Change in Control Severance.  As a member of the Executive Committee, in the event of an involuntary not-for-cause termination after a Change in Control, you are eligible for lump sum payment equal to two times the sum of annual base salary and target bonus plus a prorated cash bonus for the year of term. Based on the current terms of LTIP awards, all outstanding equity would vest.

5.

Clawback Policy.  Any incentive compensation (cash and equity) that you receive are subject to the MSCI Inc. Clawback Policy which provides that the Firm may recoup incentive compensation in the event of a restatement of financial or other performance-based measures (regardless of whether detrimental conduct has occurred) or in the event that detrimental conduct results in an increased level of performance goal achievement or otherwise causes material financial and/or reputational harm to the Firm.

6.

Ownership Policy.  As an Executive Officer, you are required to own 4X your base salary in Company stock within five years of the date of hire. Until the expected stock ownership level is achieved, you are required to hold stock with a value of 50% of the estimated after-tax net proceeds upon the vesting of equity awards. Executive Officers may be subject to additional holding requirements under the terms of individual equity awards.

7.

Vacation.  You will be eligible for 30 days of vacation per annum, pro-rated from your date of hire.  Vacation must be taken at a time that is mutually agreed upon by you and your manager.  We ask that you request your vacation time with as much notice as possible.  Vacation days do not carry over from year to year.

8.	Group Benefits. You will be eligible for benefits as follows:

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Health and welfare benefits (medical, dental, vision, life, accident and disability insurance) are generally available retroactive to the date you commence employment, if you complete your benefits elections within the 31-day enrollment period.  Please see the enclosed benefits enrollment materials.

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Upon your date of hire, you will be automatically enrolled in the MSCI 401(k) Retirement Savings Plan.   Prior to your first contribution, you will have an opportunity to change your election or opt out of the Plan.  MSCI matches 80% of your contribution (up to 6% of your salary) plus provides a Safe Harbor contribution of 3% of your total eligible cash compensation. You will be 100% vested in all employer contributions after two years of service.

•	In the event of any conflict between this letter and/or any oral statement regarding our benefits, the Summary Plan Descriptions will control.

9.

Policies.  You agree to comply with all Firm policies and procedures in effect from time to time, including, without limitation, with respect to conduct, privacy, security, confidential and proprietary information, inventions, technology, securities trading and occupational health and safety.  You understand and agree that unless you are granted a waiver in writing by the Legal and Compliance Department you may be required, upon the commencement of employment, to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal and Compliance Department and that certain restrictions and requirements may be imposed on your trading in any such accounts.  Additionally, you must disclose to MSCI all other business activities that you engage in, which will be subject to review and approval by the MSCI Legal and Compliance Department. You will be reimbursed for business-related expenses in accordance with Firm policy.

10.	Representations and Warranties. You represent and warrant that:

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You have the right to be employed by MSCI and you are not a party to any employment agreement or other contract, and are not otherwise subject to any obligation or restriction, that prohibits or limits your full time employment with MSCI or is otherwise inconsistent with your accepting this offer of employment and performing your duties, and you do not know of any conflict or other constraint that would restrict your employment with MSCI.

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In connection with your employment by MSCI you will not violate any non-compete, non-solicitation, non-hire or other restrictive covenant or continuing obligation to any former employer or other third party.

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You have not directly or indirectly solicited for hire, induced or encouraged any employee (or consultant or independent contractor to) of your current or former employer to leave their employer or position or to join or perform services for any other company (including MSCI).

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You have not directly or indirectly solicited, induced or encouraged any entity or person who is a customer or client of your current or former employers to cease to engage the services of any such employer or to use the services of any entity or person that competes directly with a material business of any such employer.

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You have or will give timely notice of resignation to any current employer as required under any applicable contract, policy or law, and you have not retained and will not retain original records or copies of any confidential or proprietary information of your former employers.

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During your employment with the Firm you will not make any unauthorized use or disclosure of documents or other information that are the confidential, trade secret or proprietary information of another individual or company (“Third Party Confidential Information”). You will not bring onto the Firm’s premises or network any Third-Party Confidential Information, including relating to your prior employers or positions.

11.

Conditional Offer.  This offer is contingent upon several additional steps in the employment process including, but not limited to, background and reference checking.  Enclosed is a new-hire kit that contains personnel forms that need to be completed and brought with you on your first day of work.  You must also bring with your government-issued photo identification, such as a valid passport or a driver's license.

You are required by law to show appropriate proof of authorization to commence work in the United States and that you possess all licenses and registrations necessary for your position, if any. We ask that you complete Part 1 of the Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need).  If you are not legally able to work for the Firm in the United States in the position offered to you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any equity or other awards described herein.

You confirm that the information provided on your resume and application form, and the information you have provided orally to MSCI during the interview process, is complete and accurate.  You understand that a false statement or omission with the intent to mislead MSCI can disqualify you from employment and is grounds for dismissal for cause if discovered after you are employed by MSCI.

In accepting this position with MSCI, you acknowledge that your employment is on an at will basis and for an unspecified duration.  Neither this offer letter, nor any oral representations shall confer any right to continuing employment.  Either you or MSCI may terminate your employment relationship at any time, with or without cause.  You further understand that neither job performance, promotions, accommodations, salary, bonuses nor the like shall imply any obligation on the part of MSCI to continue your employment.  It is expressly agreed that any payments or awards do not create an obligation of, nor entitlement to, future payments or awards by the Firm.  Nothing in this letter should be construed as a guarantee of any level of compensation or benefits or of your participation in any compensation or benefit plan.  MSCI reserves the right to amend, modify or terminate, in its sole discretion, all compensation and benefit plans in effect from time to time.

12.

Entire Agreement.  This offer letter constitutes the entire understanding and contains a complete statement of all agreements between you and MSCI and supersedes all prior or contemporaneous oral or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment); provided, that all summaries of your equity awards as well as the MSCI Inc. Clawback Policy, the MSCI Inc. Executive Committee Stock Ownership Guidelines and the MSCI Inc. Change in Control Severance Plan are qualified in their entirety by the full text of the equity award agreements and such policies. You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter.

We ask that you confirm your acceptance of this offer by signing and dating this letter in the area designated below and returning this letter via email to [NAME] ([EMAIL]) at MSCI Human Resources. Your signature below confirms that you understand and agree with the contents of this offer letter and that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties. Please retain the additional copy of this offer letter for your reference.

We are excited that you will be joining the MSCI leadership team. I look forward to working with you.

Sincerely,

/s/ Scott Crum

Scott Crum

Chief Human Resources Officer

Offer Accepted and Agreed To:

Signed:	/s/ Linda Huber
Linda Huber

Date:4/17/19